Exhibit 99.2

Execution Copy

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2005, by and among PalmSource, Inc., a Delaware corporation (“Seller”), Palm Trademark Holding Company, LLC, a Delaware limited liability company (the “Company”), and palmOne, Inc., a Delaware corporation (“Purchaser”). For purposes of this Agreement, all capitalized terms used herein without definition have the respective meanings set forth in Article X.

RECITALS

WHEREAS, Seller and Purchaser have previously assigned all of their respective right, title and interest in and to the Palm Marks and the PalmOne Brand to the Company;

WHEREAS, the Parties are party to the Operating Agreement, which sets forth the terms of governance and operation of the Company;

WHEREAS, the Parties desire that Seller sell, transfer and deliver to Purchaser, and Purchaser acquire from Seller, all of Seller’s Membership Interests in the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the terms of the Operating Agreement; and

WHEREAS, Seller and the Company are currently party to the License Agreement, and the Parties desire to amend and restate the License Agreement concurrently with the Closing, such that, except as provided in the Amended License Agreement, all of Seller’s right, title and interest in and to the Palm Marks and the PalmOne Brand will inure to the Company. The Parties intend Purchaser and its Subsidiaries will wholly own the Company as of the Closing.

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1 Purchase Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall acquire from Seller, all right, title and interest in and to the Seller Membership Interests in exchange for the amounts set forth in Schedule 1.2 (the “Total Consideration”).

1.2 Purchase Price. Purchaser shall deliver to Seller the Total Consideration, to be paid in immediately available funds in accordance with Schedule 1.2, subject in all cases to set-off for payments under the indemnification provisions set forth in Article VIII, which Seller acknowledges in writing are then due and payable by Seller, in consideration of (a) the sale, transfer and delivery of all right, title and interest in and to the Seller Membership Interests to Purchaser and (b) the execution of the Amended License Agreement by Seller and the Company and delivery thereof to Purchaser. If the date on which a payment is required to be made under Schedule 1.2 is not a Business Day, such payment shall be due on the next succeeding Business Day.

1.3 Closing. The closing (the “Closing”) of the transactions to be consummated in accordance with the terms of this Agreement shall take place at the offices of DLA Piper Rudnick Gray Cary in East Palo Alto at 12:01 a.m. on (a) the day that immediately follows the date of satisfaction or waiver of the conditions set forth in Article V or (b) such other date as mutually agreed to by the Parties. The date on which the Closing occurs in accordance with this Section 1.3 is hereinafter referred to as the “Closing Date.”

1.4 Deliveries.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, each of the following:

(i) a membership interest power in respect of the Seller Membership Interests, duly executed in the name of Purchaser;

(ii) the Amended License Agreement, duly executed by Seller; and

(iii) evidence of satisfaction of all conditions set forth in Section 5.1, including the certificate referred to in Section 5.1(a), the resignations referred to in Section 5.1(d), and the certificate referred to in Section 5.1(e).

(b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, each of the following:

(i) the first installment of the Total Consideration as shown in Schedule 1.2; and

(ii) evidence of satisfaction of all conditions set forth in Section 5.2, including the certificate referred to in Section 5.2(a).

(c) At the Closing, the Company shall deliver, or cause to be delivered, to Seller, the Amended License Agreement, duly executed by the Company.

1.5 Palm.com Site.

(a) Throughout the period from the Closing Date until the date that Purchaser launches the Palm.com Site as its primary company home page (the “palmOne Home Page Launch”), the Palm.com Site shall remain a split site with the content, size, placement and format exactly as it is on the Closing Date. Seller acknowledges and agrees that Purchaser may launch the Palm.com site as its primary company home page at any time in its sole discretion; provided, however, that Purchaser shall provide written notice to Seller of such launch at least five (5) Business Days prior to such launch. Seller agrees that e-mail notice to both Seller’s Senior Vice President of Worldwide Marketing and Vice President of Brand Marketing shall satisfy the foregoing notice obligation.

(b) Throughout the Home Page Period (as defined below), the Seller Palm.com Site Content shall appear on the home page of the Palm.com Site, at or above the fold based on 1024 x 768 browser resolution (the “Home Page Banner”). The “Home Page Period” shall mean the period from the date of the palmOne Home Page Launch until the date that is twelve (12) months after the Closing Date, provided that if Seller publicly announces its new corporate identity during such period, then such twelve (12) month period shall be extended to a date three (3) months after such announcement, in any event not to exceed fifteen (15) months after the Closing Date. The Home Page Banner shall be no less than 160w by 75h height in size based on 1024 x 768 browser resolution. From the first day following the end of the Home Page Period through and including the second anniversary of the Closing (the “Products Page Period” and together with the Home Page Period, the “Presence Period”), the Seller Palm.com Site Content shall appear on the “Products” page (or any successor thereto) of the Palm.com Site (the “Products Page Banner”). The Products Page Banner shall be a banner no less than 125w by 90h height in size based on 1024 x 768 browser resolution. The content and format of the Home Page Banner and the Products Page Banner shall each be created by Seller and subject to Purchaser’s approval, which shall not be unreasonably withheld or delayed. Except as otherwise provided herein, the exact size and placement of the Home Page Banner and the Products Page Banner shall be determined by Purchaser in its sole discretion. The Home Page Banner shall be a graphical link to the homepage of Seller’s primary website. For the first three (3) months of the Products Page Period, the Products Page Banner shall provide a link to a page within Seller’s website that clearly explains the difference between Seller (and its new corporate identity) and Purchaser (the “Clarifications Page”), and provides links to other webpages in the Seller’s primary website and to the Palm.com Site home page. The content of the Clarifications Page will be designed by Seller and approved by Purchaser, such approval not to be unreasonably withheld or delayed; after such three (3) month period, the Products Page Banner shall provide a link to a webpage within Seller’s website as determined by Seller in its sole discretion. After the Seller Palm.com Site Content has been posted, Purchaser shall have no right to make any changes to the Seller Palm.com Site Content (i.e., content and format) other than at Seller’s request. Any changes to the Seller Palm.com Site Content (i.e., content and format) requested by Seller shall be subject to the approval of Purchaser in its sole discretion, except that Purchaser’s approval shall not be required for substituting the Seller’s new company name, logo, trade dress or operating system product name when the Seller Split Site Content converts from the Home Page Banner to the Products Page Banner. Purchaser will manage, maintain and pay expenses in connection with the Palm.com Site; provided, however, that any requested changes to the Seller Palm.com Site Content shall be at Seller’s sole expense. During the Presence Period, Purchaser acknowledges and agrees that no content on the Palm.com Site other than the Seller Palm.com Site Content shall in any manner disparage Seller or any of its Affiliates or any of its or their products or services; and Seller acknowledges and agrees that it shall have no other right to approve content on the Palm.com Site other than the Seller Palm.com Site Content.

(c) From and after the end of the Presence Period, Seller shall have no right to have its content posted on the Palm.com Site. Seller acknowledges and agrees that, except as set forth in Section 1.5(a) and as provided in the Amended License Agreement, as of the Closing Date it shall have no existing right, title or interest in or to the Palm.com Site, or any domain names incorporating the element PALM, and that all right, title and interest in and to the Palm.com Site, and any domain names incorporating the element PALM, belong exclusively to the Company. For the avoidance of doubt, as between Seller and Purchaser, any residual rights in and to the Palm.com Site shall belong to Purchaser and, as between Seller and Company, any residual rights in and to any domain names incorporating the element PALM shall belong solely to Company, except as set forth in the Amended License Agreement.

(d) Each Party hereby releases and discharges each other Party and such Party’s Subsidiaries, Affiliates, successors, shareholders and Representatives, from any all claims, demands, damages, debts, obligations, costs, actions, and causes of action of every kind and nature whatsoever whether now known or unknown, which such Party or its Affiliates has, owns or holds against another Party or another Party’s released parties in connection with the rights and obligations pursuant to the License Agreement, the PalmOne License, the Operating Agreement and the Brand Manager Charter. This release is intended to cover all claims or possible claims by each Party against another Party and the other released parties in connection with each Party’s rights and obligations pursuant to such agreements whether the same is known, unknown, or hereafter discovered and ascertained. Each Party acknowledges that it is familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Party expressly, knowingly and intentionally waives and relinquishes any and all rights which it has under the provisions of Section 1542, and waives the provisions of Section 1542, as well as any other similar statute or common law principle.

1.6 Cooperation; Further Assurances; Future Expenses Related to Assignments. Each of Purchaser and Seller shall, and shall cause its respective Affiliates and Representatives to (as applicable), after the Closing, effect the orderly transition of the Seller Membership Interests to Purchaser. After the Closing, upon reasonable written notice, Purchaser and Seller agree that they shall furnish or cause to be furnished to each other and their respective Affiliates and Representatives, as applicable, access during normal business hours and upon reasonable advance notice to such information and assistance relating to the Company as is necessary to effect the transactions contemplated by this Agreement. Seller shall also cooperate as reasonably necessary with Purchaser and the Company in the procurement and maintenance of the Company’s intellectual property rights in the Palm Marks and the PalmOne Brand, including (a) cooperating with Purchaser and the Company in recording and perfecting the Company’s rights in and to the Palm Marks and the PalmOne Brand, (b) transferring all trademark files of the Company in Seller’s possession and instructing the Company’s counsel to transfer all such files at the request of Purchaser to Purchaser or its designee, and (c) providing reasonable assistance in connection with disputes directly involving the Company or Purchaser with respect to the Palm Marks and the PalmOne Brand and prosecution by the Company of new trademarks incorporating the Palm Marks or the PalmOne Brand or elements thereof incorporating the four-letter string “PALM” (the out-of-pocket expenses incurred by Seller in the performance of the obligations in clause (c) shall be referred to as the “Dispute Expenses”). Each Party shall, and shall cause its respective Affiliates and Representatives, as applicable, to execute and deliver such further certificates, agreements and other documents and perform all acts necessary to consummate the transactions contemplated by this Agreement, including the transfer of all Seller Membership Interests to Purchaser at the Closing. Following the Closing, Seller shall take all actions reasonably necessary and within its power to transfer all right, title and interest (including technical and administrative control) in and to the Seller-Controlled Palm Domain Names to the Company, including notifying all domain name registrars and third parties providing services in connection with the Seller-Controlled Palm Domain Names of such transfer of the Seller-Controlled Palm Domain Names to the Company. If (i) within ninety (90) days after the Closing Date, Seller has failed to transfer ownership and control of any domestic Seller-Controlled Palm Domain Names to the Company, or (ii) within one hundred twenty (120) days after the Closing Date, Seller has failed to transfer ownership and control of any international Seller-Controlled Palm Domain Names to the Company, Seller shall promptly (and in no event later than five (5) Business Days after the end of such ninety (90) day or one hundred twenty (120) day period as applicable) deliver to Purchaser a power of attorney in favor of the Company with respect to the transfer of ownership and control of any such Seller-Controlled Palm Domain Names. Seller and Purchaser shall each pay fifty percent (50%) of the aggregate out-of-pocket expenses incurred by the Parties under this Section 1.6, other than (A) the Dispute Expenses, which shall be paid by Purchaser, and (B) transfer taxes which shall be paid pursuant to Section 4.2(e), up to an aggregate amount of Three Hundred and Seventy Five Thousand U.S. Dollars (U.S. $375,000); all such expenses in excess of Three Hundred and Seventy Five Thousand U.S. Dollars (U.S. $375,000) shall be paid by the Company and/or Purchaser. For the avoidance of doubt, in no event shall Seller be responsible for paying more than One Hundred Eighty-Seven Thousand Five Hundred U.S. Dollars (U.S. $187,500) in accordance with the foregoing sentence.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof, Seller represents and warrants to Purchaser as follows:

2.1 Organization and Authority. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Amended License Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Amended License Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Amended License Agreement have been duly executed and delivered by Seller and, assuming due execution and delivery by the Company and, with respect to this Agreement only, Purchaser, this Agreement and the Amended License Agreement constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

Seller, in its capacity as a member of the Company, has approved this Agreement and the Amended License Agreement and the transactions contemplated hereby and thereby. Seller’s Board of Directors has approved this Agreement and the transactions contemplated hereby.

2.2 Noncontravention. The execution, delivery and performance by Seller of this Agreement and the Amended License Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of Seller, (b) conflict with, result in any violation or breach of, constitute a default under, result in a forfeiture, reduction or other adverse modification of the rights under or give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to any term or provision of any note, bond, mortgage, indenture, lease, Permit, Contract or other instrument or document to which Seller is a party or by which its properties or assets are bound or (c) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Entity or any order, writ, injunction, judgment or decree of any court, arbitrator or other Governmental Entity applicable to Seller or its properties or assets, except, in the case of clauses (b) and (c) above, for conflicts, violations, breaches or other events which would not reasonably be expected to have a Material Adverse Effect with respect to Seller or adversely affect in any material respect the ability of Seller to comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

2.3 No Governmental Consent or Approval Required. Except as set forth in Schedule 2.3, no Consent or Permit of, declaration to, or registration, qualification, designation or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance by Seller of this Agreement and the Amended License Agreement or the consummation of the transactions contemplated hereby and thereby, other than such Consents, Permits, declarations, registrations, qualifications, designations and filings, the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect on Seller or adversely affect in any material respect the ability of Seller to comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

2.4 Indebtedness. The Company has no outstanding indebtedness to any Person who was or is appointed to act in the capacity of interim Brand Manager, Seller or any Affiliate thereof or, to the Knowledge of Seller, any employee of Seller. There has never been and is no Brand Manager. Seller has paid its share (pursuant to the Operating Agreement) of all Company Maintenance Fees accrued prior to the date hereof. To the Knowledge of Seller, and assuming the accuracy of Purchaser’s representation in Section 3.5, the Company has sufficient liquid assets to pay its debts accrued as of the date of this Agreement when due and to operate its business as it is presently conducted.

2.5 No Breach. To the Knowledge of Seller or as set forth in Schedule 2.5, the Company has not taken any action other than those actions expressly permitted under the terms of the Operating Agreement. To the Knowledge of Seller, neither Seller nor the Company has authorized the interim Brand Manager to take any action not permitted under the Brand Manager Charter in such Person’s capacity as interim Brand Manager. To the Knowledge of Seller there has not been any uncured material breach of any of the Sublicenses by any of the Sublicensees.

2.6 Capitalization. Seller owns the Seller Membership Interests beneficially and of record. To the Knowledge of Seller, the Seller Membership Interests and the 440 Class B Units beneficially owned by Purchaser and the 10 Class B Units beneficially owned by Handspring Corporation constitute all the Membership Interests. Other than pursuant to this Agreement, none of Seller nor any of its Affiliates has transferred, assigned or otherwise pledged (directly or indirectly), or agreed to transfer, assign or otherwise pledge (directly or indirectly), any equity securities, membership interests, partnership interests, profit participation rights, voting rights, or similar ownership interests of any class of equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, membership interests, profit participation interests, partnership interests, voting rights, or similar ownership interests in the Company to any Person other than Seller. At the Closing, Seller shall deliver to Purchaser good and marketable title to the Seller Membership Interests, free and clear of all Liens.

2.7 Intellectual Property.

(a) As between the Parties, except for Seller’s rights pursuant to the Amended License Agreement and any licenses granted by the Company to Purchaser, the Company shall own all right, title and interest in and to the Palm Marks and the PalmOne Brand as of the Closing.

(b) To the Knowledge of Seller, the Palm Marks and the PalmOne Brand are free and clear of any Liens created by Seller or created by the Company on the instruction of Seller or permitted by Seller to exist.

(c) Other than as described in Schedule 2.7(c), the ARSLA and the SARSLA, and other than with respect to the matters set forth in Section 3.6(b), (i) since the Formation Date and, (ii) to the Knowledge of Seller, from August 30, 2002 to the Formation Date, Seller has not entered into any sublicenses or authorized any third party to enter into any sublicenses of the Palm Marks that deviate materially from the standard form of trademark sublicense terms and conditions set forth on Schedule 2.7(c).

(d) To the Knowledge of Seller, there are not any disputes regarding the use of the Palm Marks, except for Company Existing Actions, Company Third Party Claims and Company Inactive Enforcement Matters and those disputes set forth on Schedule 2.7(d).

(e) Except for the License Agreement, the Amended License Agreement and the PalmOne License, to the Knowledge of Seller, the Company has not granted any licenses in the Palm Marks or the Palm One Brand.

(f) Other than as set forth on Schedule 2.7(f), to the Knowledge of Seller, none of Seller or any of its Affiliates, by any action or inaction, has allowed or permitted any registration with respect to the Palm Marks to lapse.

(g) To the Knowledge of Seller, all Palm Domain Names owned or controlled by Seller are listed on Schedule 2.7(g).

2.8 Litigation and Orders. Except for Company Existing Actions, Company Third Party Claims and Company Inactive Enforcement Matters, or as set forth on Schedule 2.7(d), to the Knowledge of Seller (a) there is no claim, arbitration, action, suit or proceeding pending against (i) the Company, or (ii) Seller that alleges infringement by or non-enforceability of, or directly relates to, the Palm Marks, or (iii) threatened against Seller or the Company that alleges infringement by or non-enforceability of, or directly relates to, the Palm Marks, and (b) there is no grievance or investigation pending or threatened, in each case by or before any Governmental Entity or arbitration tribunal against Seller or the Company that alleges infringement by or non-enforceability of, or directly relates to, the Palm Marks. To the Knowledge of Seller, neither Seller nor the Company is in violation of, or default under, any judgment, order, injunction, writ or decree of any Governmental Entity or arbitration tribunal applicable to Seller or the Company that directly relates to or directly imposes any restriction on the use of the Palm Marks, nor to the Knowledge of Seller has Seller or the Company received any written notice of any material violation of, or default under, any such judgment, order, injunction, writ or decree. There are no oral or written settlement agreements entered into by Seller or, to the Knowledge of Seller, by the Company, which settle any claim that alleges infringement by, or non-enforceability of, or directly relates to, the Palm Marks.

2.9 Tax. Seller has taken all actions within its control to ensure that the Company has timely filed all Tax Returns required to be filed with respect to the Company with appropriate Governmental Entities. To the Knowledge of Seller, the Company has not been advised in writing (a) that any of the Tax Returns with respect to the Company have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment with respect to the Company’s federal, state or local Taxes.

2.10 No Undisclosed Liabilities. To the Knowledge of Seller, the Company does not have any material liabilities of any nature that would be required to be reflected in the financial statements (or the notes thereto) of the Company prepared in accordance with U.S. generally accepted accounting principles as of and through the date hereof in excess of Three Hundred Thousand U.S. Dollars (U.S. $300,000). Contracts. Schedule 2.11 sets forth all Contracts, to the Knowledge of Seller, to which the Company is, or since the Formation Date, has been, a party.

2.12 Employee Matters . To the Knowledge of Seller, the Company has never had any employees. To the Knowledge of Seller, there is no consultant to the Company, providing services pursuant to a contract or otherwise, whose service is not terminable at will without any payment or obligation on the part of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date hereof, Purchaser represents and warrants to Seller as follows:

3.1 Organization and Authority. Purchaser is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by the other Parties, constitutes the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Purchaser, in its capacity as a member of the Company, has approved this Agreement and the transactions contemplated hereby. Purchaser’s Board of Directors has approved this Agreement and the transactions contemplated hereby.

3.2 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of Purchaser, (b) conflict with, result in any violation or breach of, constitute a default under, result in a forfeiture, reduction or other adverse modification of the rights under or give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to any term or provision of any note, bond, mortgage, indenture, lease, Permit, Contract or other instrument or document to which Purchaser is a party or by which its properties or assets are bound or (c) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Entity or any order, writ, injunction, judgment or decree of any court, arbitrator or other Governmental Entity applicable to Purchaser or its properties or assets, except, in the case of clauses (b) and (c) above, for conflicts, violations, breaches or other events which would not reasonably be expected to have a Material Adverse Effect with respect to Purchaser or adversely affect in any material respect the ability of Purchaser to comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

3.3 Consents. No Consent or Permit of, declaration to, or registration, qualification, designation or filing with, any Governmental Entity is required for or in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, other than Consents, Permits, declarations, registrations, qualifications, designations and filings, the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect on Purchaser or adversely affect in any material respect the ability of the Purchaser to comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

3.4 Purchase for Investment. Purchaser is purchasing the Seller Membership Interests for its own account for investment and not with a view to, or in connection with, the distribution thereof. Purchaser acknowledges that the Seller Membership Interests are not being registered under the Securities Act or any applicable state securities laws and, accordingly, may not be transferred or sold except in compliance with the registration requirements of the Securities Act and the registration or qualification requirements of applicable state or provincial securities laws or as permitted under an available exemption therefrom. Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

3.5 Maintenance Fees. Purchaser has paid its share (pursuant to the Operating Agreement) of all Company Maintenance Fees accrued prior to the date hereof.

3.6 Intellectual Property.

(a) To the Knowledge of Purchaser, there are not any disputes regarding the use of the PalmOne Brand or to any of the other Palm Marks that Purchaser has used since October 28, 2003, except for Company Existing Actions, Company Third Party Claims and Company Inactive Enforcement Matters. Except for the License Agreement, the Amended License Agreement and the PalmOne License, to the Knowledge of Purchaser, the Company has not granted any licenses in the Palm Marks or the PalmOne Brand.

(b) To the Knowledge of Purchaser, from August 30, 2002 to the Formation Date, Palm, Inc. and its Subsidiaries (excluding PalmSource) did not grant any licenses to the Palm Marks.

3.7 Litigation. Except for Company Existing Actions, Company Third Party Claims and Company Inactive Enforcement Matters, to the Knowledge of Purchaser, (a) there is no claim, arbitration, action, suit or proceeding (i) pending against Purchaser that alleges infringement by or non-enforceability of, or directly relates to, the PalmOne Brand or to any of the other Palm Marks that Purchaser has used since October 28, 2003, or (ii) threatened against Purchaser that alleges infringement by or non-enforceability of, or directly relates to, the PalmOne Brand or to any of the other Palm Marks that Purchaser has used since October 28, 2003, and (b) there is no grievance or investigation pending or threatened, in each case by or before any Governmental Entity or arbitration tribunal against Purchaser that alleges infringement by or non-enforceability of, or directly relates to, the PalmOne Brand or to any of the other Palm Marks that Purchaser has used since October 28, 2003. To the Knowledge of Purchaser, Purchaser is not in violation of, or default under, any judgment, order, injunction, writ or decree of any Governmental Entity or arbitration tribunal applicable to Purchaser that directly relates to or directly imposes any restriction on the use of the PalmOne Brand or to any of the other Palm Marks that Purchaser has used since October 28, 2003, nor to the Knowledge of Purchaser, has Purchaser received any written notice of any material violation of, or default under, any such judgment, order, injunction, writ or decree.

3.8 No Breach. To the Knowledge of Purchaser, other than as set forth in Schedule 2.5, the Company has not taken any action other than those actions expressly permitted under the terms of the Operating Agreement. To the Knowledge of Purchaser, neither Purchaser nor the Company has authorized the interim Brand Manager to take any action not permitted under the Brand Manager Charter in such Person’s capacity as interim Brand Manager.

3.9 Tax. Purchaser has taken all actions within its control to ensure that the Company has timely filed all Tax Returns required to be filed with respect to the Company with appropriate Governmental Entities. To the Knowledge of Purchaser, the Company has not been advised in writing (a) that any of the Tax Returns with respect to the Company have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment with respect to the Company’s federal, state or local Taxes.

ARTICLE IV

TAX MATTERS

4.1 Tax Returns.

(a) With respect to each Tax Return, which is required to be filed for, by, on behalf of or with respect to the Company after the Closing Date, which Tax Return is in respect of any period or portion of any period attributable to a Pre-Closing Period (as defined below), Purchaser (i) shall cause to be prepared each such Tax Return and (ii) shall determine the portion of the Taxes, if any, shown as due on such Tax Return that is allocable to a Pre-Closing Period (as defined below). Purchaser shall deliver a copy of such Tax Return thereto to Seller at least fifteen (15) days prior to the due date (including any extension thereof) for filing such Tax Return. Notwithstanding anything to the contrary herein, (A) Purchaser shall consult in good faith with Seller in connection with the preparation of each such Tax Return and (B) Purchaser shall not file each such Tax Return without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b) In the case of each Tax Return described in Section 4.1(a), not later than five (5) Business Days before the due date for payment of Taxes with respect to such Tax Return, Seller shall pay to Purchaser an amount equal to the total amount of Taxes, which are the responsibility of Seller under Section 4.2.

4.2 Liability for Taxes and Related Matters.

(a) Liability of Seller for Taxes. Seller shall be liable for, and shall indemnify and hold Purchaser harmless from and against, all Taxes (i) imposed on the Company attributable to Seller’s allocable share of the Company’s income or gain for any taxable year or period or portion thereof that ends on or before the Closing Date (a “Pre-Closing Period”), or (ii) imposed on Seller for any taxable year or period.

(b) Purchaser’s Liability for Taxes. Purchaser shall be liable for, and shall indemnify and hold Seller harmless from and against, (i) any Taxes attributable to Purchaser’s allocable share of income or gain of the Company for a Pre-Closing Period, and (ii) all Taxes of the Company for any taxable year or period that begins after the Closing Date.

(c) Determination of Liability for Taxes. As of the Closing Date, the taxable year of the Company shall close and the business of the Company shall continue in accordance with Treasury Regulation Section 1.708-1(b)(4). The Company shall file an election in accordance with Section 754 of the Code. With respect to any Taxes for any taxable period that includes but does not end as of the Closing Date, the amount of Taxes for which a Party is liable or which is subject to indemnification hereunder attributable to pre-Closing and post-Closing Tax periods shall be calculated as if such taxable period ended as of the close of business on the Closing Date, except that property, ad valorem, and similar Taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated based on the number of days in the annual period elapsed through the Closing Date compared to the number of days in the annual period elapsing after the Closing Date, respectively.

(d) Notice and Payment Requirements. The Party seeking indemnification for any Tax (the “Tax Indemnitee”) agrees to give prompt notice to the Party from whom indemnification is sought (the “Tax Indemnitor”) of the assertion or payment of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder and will give the Tax Indemnitor factual information (to the extent known to the notifying Party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of such asserted Tax liability. The failure of the Tax Indemnitee to exercise promptness in such notification shall not amount to a waiver of such claim except to the extent the resulting delay results in a material detriment to the Tax Indemnitor with respect to the claim. On or after payment of any Taxes or other amounts by the Tax Indemnitee, the Tax Indemnitee shall submit an invoice to the Tax Indemnitor stating that such Taxes or such other amounts have been paid and giving in reasonable detail the particulars relating thereto. Within thirty (30) days of receipt of such notice, the Tax Indemnitor shall remit payment for such Taxes or other amounts to the Tax Indemnitee, provided, however, that the Tax Indemnitor shall not be required to make any payment earlier than three (3) days before it is due to the appropriate taxing authority. In the case of a Tax that is contested, payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination (within the meaning of Section 1313(a) of the Code) to such effect is made by the appropriate taxing authority or court. Any payment required under this Section 4.2 that is not made when due shall bear interest (beginning on the thirtieth (30th) day after receipt of the written notice) at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code. Notwithstanding anything herein to the contrary, (i) Tax Indemnitee shall keep Tax Indemnitor informed in all material respects of the status of any claim, suit, action or proceeding and shall consult in good faith with Tax Indemnitor concerning such matter, and (ii) Tax Indemnitee shall not concede, fail to contest, or settle such matter without the prior written consent of Tax Indemnitor, which consent shall not be unreasonably withheld or delayed.

(e) Sales, Use and Value-added Taxes. The Parties believe, based on their independent analysis, that the transfer of the Seller Membership Interests pursuant to this Agreement does not result in the imposition of any sales, use, value-added and similar Taxes and shall act in a manner consistent with such belief. If, contrary to the judgment of the Parties, any sales, use, value-added or similar Taxes are imposed by any taxing authority, tax or revenue service, or tax tribunal, the Party upon which such Taxes are legally imposed shall pay such Taxes and any related interest, penalty, etc. to the applicable taxing authority and the other Party shall promptly pay to, indemnify and hold the paying Party harmless from and against fifty percent (50%) of such Taxes and any related interest, penalty, etc.; provided, however, that such Taxes are not recovered by the other Party.

4.3 Adjustment to Purchase Price. For Tax purposes, any payment by Purchaser or Seller under Article VIII will be treated as an adjustment to the purchase price.

4.4 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall reasonably (a) assist (and cause their respective Affiliates to assist) the other Party in preparing any Tax Returns or reports which such other Party is responsible for preparing and filing in accordance with this Article IV, (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company, (c) make available (and cause their respective Affiliates to make available) to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company, (d) provide timely notice to the other in writing of any Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article IV, and (e) furnish the other with copies of all material correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

4.5 Refunds. Any refunds or credits attributable to a Pre-Closing Period shall be for the account of Seller and Purchaser, and if the entire refund or credit is received by Purchaser or the Company, then Purchaser or the Company, as applicable, shall promptly pay to Seller a portion of such refund or credit based on Seller’s allocable share (as determined under the Operating Agreement) of the Company’s income or gain for the relevant tax period to which the refund or credit relates.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment (or waiver in writing by Purchaser) at or prior to the Closing of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Seller made in this Agreement shall have been true and correct as of the date of this Agreement. In addition, Purchaser shall have received a certificate, dated as of the date hereof, executed by an executive officer of Seller to the effect set forth in the immediately preceding sentence.

(b) Certain Proceedings. There shall not, to the Knowledge of Seller, be pending or threatened by any Governmental Entity having jurisdiction over the Parties any suit, action or proceeding (i) challenging or seeking to restrain, delay or prohibit the transactions contemplated hereby or seeking to recover or obtain any material monetary damages from Purchaser or the Company in connection therewith, (ii) seeking to prohibit or limit in any materially restrictive manner the ownership or operation by Purchaser or the Company of any material portion of the business of the Company, or (iii) seeking to prohibit or restrict the Purchaser or the Company from effectively controlling the business of the Company in any material respect.

(c) Agreements Executed by Seller. Seller shall have executed and delivered to the Company the Amended License Agreement and such Amended License Agreement shall be in full force and effect as of the Closing.

(d) Resignations. Seller shall have delivered to Purchaser written resignations, effective as of the Closing, from (i) each of the members appointed by Seller to the Board of Directors of the Company and (ii) the interim Brand Manager.

(e) Palm Domain Names. Purchaser shall have received a certificate, dated as of the date hereof and executed by an executive officer of Seller, certifying that there are no past due bills for registration fees for the Palm Domain Names listed on Schedule 2.7(g).

(f) Company Conduct. Seller shall have taken all steps reasonably under its control to cause the Company to execute and deliver to Purchaser the Amended License Agreement.

5.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment (or waiver in writing by Seller) at or prior to the date hereof of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Purchaser made in this Agreement shall have been true and correct as of the date of this Agreement. In addition, Seller shall have received a certificate, dated as of the date hereof, executed by an executive officer of Purchaser to the effect set forth in the immediately preceding sentence.

(b) Certain Proceedings. There shall not, to the Knowledge of Purchaser, be pending or threatened by any Governmental Entity having jurisdiction over the Parties any suit, action or proceeding (i) challenging or seeking to restrain, delay or prohibit the transactions contemplated hereby or seeking to recover or obtain any material monetary damages from Seller in connection therewith, (ii) seeking to prohibit or limit in any materially restrictive manner the ownership or operation by Purchaser or the Company of any material portion of the business of the Company, or (iii) seeking to prohibit or restrict the Purchaser or the Company from effectively controlling the business of the Company in any material respect.

(c) Company Conduct. Purchaser shall have taken all steps reasonably under its control to cause the Company to execute and deliver to Seller the Amended License Agreement.

ARTICLE VI

CONTINUING COVENANTS

6.1 Non-Competition.

(a) With respect to any Operating System Software other than any Operating System Software that is proprietary to Seller or any of its Affiliates (a “Competitive Product”), each of Purchaser and the Company agrees that, for a period of four (4) years after the Closing Date, it shall not use, license or otherwise authorize any Person to use or license (other than to Seller and its Affiliates and Sublicensees as permitted under the Amended License Agreement), any Palm Mark or any confusingly similar mark (or any Variant to either of the foregoing) on, or in direct support of, any Competitive Product that is sold, offered for sale, publicly identified, or otherwise marketed or distributed as a Competitive Product that is proprietary to the Company, Purchaser or any of their Affiliates. Notwithstanding the foregoing and for the avoidance of doubt, this Section 6.1 shall not prohibit Purchaser nor the Company in any way from: (i) using or licensing for use any Palm Mark on goods other than Competitive Products; (ii) using or licensing for use any Palm Mark with any services; (iii) using or licensing for use the Palm Marks on any product that incorporates Operating System Software, so long as such Operating System Software is not sold, offered for sale or otherwise marketed as a Competitive Product that is proprietary to the Company, Purchaser or any of their Affiliates; or (iv) selling, offering for sale or otherwise marketing a Competitive Product that is proprietary to Company, Purchaser or any of their Affiliates so long as it is not sold, offered for sale or otherwise marketed with a Palm Mark or any confusingly similar mark (or any Variant of either of the foregoing).

(b) For the avoidance of doubt, each of Purchaser and the Company agrees that it shall require, in writing, each new sublicensee and/or transferee to which it sublicenses or transfers any Palm Mark after the Closing Date to comply with the restrictions set forth in Section 6.1(a).

6.2 Assistance with PalmSource Brand Transition. Purchaser agrees to work in good faith with Seller to create a plan for Purchaser to provide in-kind marketing assistance in connection with Seller’s announcement of its new company name in conjunction with Purchaser’s spring 2006 product launches so long as Seller has publicly announced its new corporate identity no later than February 1, 2006. Subject to the foregoing, Purchaser will use its commercially reasonable efforts to include Seller’s new trademark that it intends to function as the “ingredient” brand used by licensees of its operating system software (“Seller’s Ingredient Mark”) in advertising specific to Palm OS products launched within the first six months of 2006 as follows:

(a) For Purchaser’s print product advertising, Seller’s Ingredient Mark and a short attribution (to be agreed upon by Purchaser and Seller) will be featured;

(b) For Purchaser’s web ads, consumers clicking on the ads will be taken to a page (i) that features Seller’s Ingredient Mark and short attribution (to be agreed upon by Purchaser and Seller) and (ii) that contains a link to Seller’s new primary home page;

(c) For Purchaser’s product-specific printed collateral, Purchaser will feature Seller’s Ingredient Mark and a short attribution (to be agreed upon by Purchaser and Seller);

(d) For Purchaser’s ad kits to retailers, Purchaser will feature Seller’s Ingredient Mark and a short attribution (to be agreed upon by Purchaser and Seller);

(e) For Purchaser’s events, Purchaser will include Seller’s Ingredient Mark on appropriate product-related materials distributed at such events;

(f) In Purchaser’s press tour materials, Purchaser shall include a slide related to Seller’s Ingredient Mark;

(g) In Purchaser’s training materials for retail and channel partners, Purchaser shall include a slide related to Seller’s Ingredient Mark; and

(h) Purchaser shall include an article/feature on the creation of Seller’s Ingredient Mark within two e-mails that Purchaser sends out to its registered user base.

6.3 Execution of Amended License Agreement. Each of Seller and Purchaser shall take all steps reasonably under its control to cause the Company to execute and deliver to Seller the Amended License Agreement.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) Mutual Agreement. By the mutual written agreement of Purchaser and Seller;

(b) Final Order. By Purchaser or Seller if any court or other Governmental Entity of competent jurisdiction shall have issued or entered an order, writ, injunction or decree which shall have the effect of prohibiting or making illegal the transactions contemplated hereby and such order, writ, injunction or decree shall have become final and nonappealable; or

(c) Breach. By Purchaser or Seller if there shall have occurred a breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of the conditions to the obligations of such Party set forth in Section 5.1 or 5.2, as applicable, and such breach, if curable, shall not have been cured within fifteen (15) days after the giving of written notice thereof to the breaching Party, except that such Party shall only be entitled to terminate this Agreement pursuant to this Section 7.1(c) if such Party is not in breach in any material respect in the performance of its obligations under this Agreement.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 in accordance with the terms herein shall be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 7.2, Article IX, Article X and Article XI, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to valid termination of this Agreement. The Parties acknowledge that following the Closing, no Party shall have the right to terminate this Agreement for any reason.

7.3 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall expire twenty four (24) months after the Closing Date (the “Expiration Date”), it being acknowledged that if a claim or notice is given prior to the Expiration Date (a) under Article VIII with respect to a Third Party Claim or (b) by a Party against another Party with respect to a breach of a representation or warranty hereunder, such claim shall continue until it is finally resolved.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification Obligations of Seller.

(a) In accordance with and subject to the provisions of this Article VIII, Seller shall indemnify Purchaser and each of its Affiliates and their respective Representatives against all Losses sustained or incurred, directly arising out of, relating to or in respect of any claims made or asserted by a third party (each, a “Third Party Claim”) in connection with (i) any breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered by Seller to Purchaser pursuant to the terms of this Agreement, or (ii) any breach of any of the covenants or obligations of Seller contained in this Agreement. For the avoidance of doubt, with respect to a “Third Party Claim,” the Parties and their respective Affiliates shall not be deemed to be third parties.

(b) Seller shall have no contribution, indemnity or similar right against the Company with respect to any claim by Purchaser for indemnification pursuant to this Article VIII.

8.2 Indemnification Obligations of Purchaser. In accordance with and subject to the provisions of this Article VIII, Purchaser shall indemnify Seller and each of its Affiliates and their respective Representatives against all Losses sustained or incurred, directly arising out of, relating to or in respect of any Third Party Claims in connection with (a) any breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate delivered by Purchaser to Seller pursuant to the terms of this Agreement or (b) any breach of any of the covenants or obligations of Purchaser contained in this Agreement.

8.3 Procedures. The obligations of the Parties provided for under Sections 8.1 and 8.2 in respect of any Third Party Claims shall be performed in accordance with the following procedures:

(a) Each Person entitled to indemnification under Section 8.1 or 8.2 hereof (each, an “Indemnified Party”) shall give the Party from whom it is seeking indemnification hereunder (the “Indemnifying Party”) written notice as promptly as reasonably practicable after the written assertion of any Third-Party Claim or commencement of any action, suit or proceeding in respect thereof (and in any event within thirty (30) days after receipt of such written authorization); provided, however, that, if an Indemnified Party fails to give the Indemnifying Party written notice as provided herein, the Indemnified Party’s rights to indemnification under this Article VIII in respect of such Third-Party Claim shall not be impaired except to the extent that the Indemnifying Party incurs an out of pocket expense or is prejudiced by such failure (whether as a result of the forfeiture of substantive defenses or otherwise).

(b) Promptly after receipt of written notice of a Third-Party Claim as contemplated by Section 8.3(a), the Indemnifying Party shall be entitled to assume the defense, control and settlement of such Third-Party Claim; provided, however, that (i) if, after receipt of written notice of such Third-Party Claim, the Indemnifying Party fails within a reasonable time to assume the defense thereof, the Indemnified Party shall have the right to undertake the defense of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party (including the reasonable fees and expenses of counsel for the Indemnified Party, as applicable), subject to the right of the Indemnifying Party (upon notifying Indemnified Party of its election to do so) to assume the defense of such Third-Party Claim at any time prior to the judgment or other final determination thereof (in which event the Indemnified Party shall have the right to participate and be informed with respect to such defense), and (ii) if the Indemnified Party so elects, it shall be entitled to employ separate counsel and to participate in, but not control, the defense of such Third-Party Claim (and the Indemnifying Party shall cooperate with the Indemnified Party so as to allow it to participate in, but not control, the defense thereof), but the fees and expenses of counsel so employed shall (except as otherwise contemplated by clause (i) above) be borne solely by the Indemnified Party.

Notwithstanding the foregoing, the Indemnifying Party shall not (A) settle or compromise any Third-Party Claim, or consent to the entry of any judgment relating thereto, that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnified Party of a release from any and all liability in respect thereof or (B) settle or compromise any Third-Party Claim, or consent to the entry of any judgment relating thereto, that would materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments to be fully paid by the Indemnifying Party, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. In addition, notwithstanding the foregoing, to the extent that the Indemnified Party shall be permitted to assume the defense of a Third Party Claim under the provisions of this Section 8.3(b), the Indemnified Party shall not settle or compromise such Third-Party Claim, or consent to the entry of any judgment relating thereto, without the consent of Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

8.4 Tax Losses. Losses for which indemnification is provided in Article IV of this Agreement are expressly excluded from the provisions of this Article VIII to the extent such provisions are inconsistent with the provisions of Article IV.

8.5 Exclusive Remedy. From and after the Closing Date, the provisions of this Article VIII shall constitute the exclusive remedy on the part of any Party in respect of Third-Party Claims in connection with a breach by any of the other Parties of the representations, warranties and covenants made by such other Parties in this Agreement; it being understood and agreed that this Article VIII shall apply only to Third-Party Claims under this Agreement and shall not restrict, broaden or otherwise affect any Party’s rights or obligations with respect to any other claims, including pursuant to this Agreement and any breach of a representation, warranty, or covenant hereunder, or pursuant to any other Contract.

8.6 Limitations on Indemnification.

(a) The Indemnified Party shall take commercially reasonable steps to mitigate Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide reasonable evidence and documentation of the nature and extent of any Loss payable by the Indemnifying Party upon reasonable request by the Indemnifying Party.

(b) Any Third-Party Claim indemnifiable under this Article VIII shall be limited to the amount of out-of-pocket Losses incurred by the Indemnified Party in connection with such Third-Party Claim, net of the dollar amount of any insurance proceeds received by the Indemnified Party with respect to such Losses. Promptly following the occurrence of any Loss for which an Indemnified Party intends to seek indemnification under this Article VIII, such Indemnified Party shall in good faith use commercially reasonable efforts to make claims for any insurance proceeds receivable with respect to such Losses, and shall provide notice of the filing of such claim and keep the Indemnifying Party reasonably informed as to the status of such claim. It being understood and agreed that (i) pursuit of insurance claims with respect to Third-Party Claims shall not impair or delay a Party’s rights to pursue indemnity claims and collect hereunder and (ii) in the event an indemnity claim is paid to an Indemnified Party hereunder and the Indemnified Party later receives insurance proceeds with respect to such claim, such Indemnified Party shall promptly pay over such proceeds as appropriate to the applicable Indemnifying Party.

ARTICLE IX

LIMITATION ON LIABILITY

EXCEPT FOR DAMAGES ARISING FROM A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT AND EXCEPT FOR DAMAGES ARISING FROM A BREACH OF SECTION 6.1, IN NO EVENT SHALL ANY PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED TWENTY FIVE MILLION U.S. DOLLARS (U.S. $25,000,000). EXCEPT FOR DAMAGES ARISING FROM A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY PUNITIVE DAMAGES UNDER THIS AGREEMENT.

ARTICLE X

DEFINITIONS

10.1 Certain Definitions. In addition to the other terms defined in this Agreement, the following terms, as used herein, shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, for purposes of this Agreement, Seller and Purchaser shall not be deemed Affiliates of one another or the Company and the Company shall not be deemed an Affiliate of Seller or Purchaser.

“Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Amended License Agreement” means the amended and restated License Agreement in substantially the form of Exhibit A hereto.

“ARSLA” means the Amended and Restated Software License Agreement between Seller and Purchaser dated June 4, 2003.

“Brand Manager” has the meaning set forth in the Operating Agreement.

“Brand Manager Charter” has the meaning set forth in the Operating Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York are authorized or obligated by law or executive order to close.

“Bylaws” means, with respect to any corporation, the bylaws of such corporation, as in effect from time to time.

“Certificate of Formation” means the certificate of formation of the Company.

“Charter” means, with respect to any corporation, the certificate or articles of incorporation or formation (or similar governing document) of such corporation, as in effect from time to time.

“Clarifications Page” has the meaning set forth in Section 1.5(b).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Existing Actions” means the disputes listed on the status update entitled “Status Existing Actions Per Brand License As of 03/31/05” provided by Company trademark counsel, Donovan & Yee, to the Company on or about April 21, 2005.

“Company Inactive Enforcement Matters” means the disputes listed on the status update entitled “Inactive Enforcement Matters As of 03/31/05” provided by Company trademark counsel, Donovan & Yee, to the Company on or about April 21, 2005.

“Company Maintenance Fees” has the meaning set forth in the Operating Agreement.

“Company Third Party Claims” means the disputes listed on the status update entitled “Third Party Claims As of 03/31/05” provided by Company trademark counsel, Donovan & Yee, to the Company on or about April 21, 2005.

“Competitive Device” means any mobile device having all of the following characteristics: (a) it incorporates one or more batteries that permits it to operate primarily on battery power without being plugged into a wall; (b) has a form factor that weighs fourteen(14) ounces or less, and is twenty five (25) cubic inches or smaller; (c) has a bitmapped screen capable of displaying text and graphics; and (d) is capable of being used while held in two hands and otherwise unsupported (e.g., does not require the use of the user’s lap, or a separate stand or table).

“Competitive Product” has the meaning set forth in Section 6.1(a).

“Confidential Information” means any confidential information of, or known to, any Party, including the terms of this Agreement, trade secrets, and information embodied in any writing or tangible objects, including documents, business plans, source code, documentation, financial analysis, marketing plans, customer names, customer list or customer data. Confidential Information may also include information disclosed by third parties.

“Consents” means consents, waivers, licenses, permits, clearances, approvals and other authorizations.

“Contract” means any contract, agreement, understanding, lease, sublease, license, sublicense, distribution agreement, promissory note, evidence of indebtedness, indenture, instrument, mortgage, insurance policy, annuity or other binding commitment, whether written or oral.

“Control” means with respect to a Person, such Person shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty percent (50%) of the voting power in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). For the purposes of this definition, the term “Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Dispute” means any dispute, controversy or claim between or among the Parties in connection with or related to this Agreement.

“Dispute Expenses” has the meaning set forth in Section 1.6.

“Expiration Date” has the meaning set forth in Section 7.3.

“Formation Date” means the date of formation of the Company, June 2, 2003.

“Governmental Entity” means any domestic or foreign, national, federal, provincial, state, municipal or other local government or body and any division, agent, commission, board or authority of any quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing, and any domestic, foreign, international, judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing.

“Home Page Banner” has the meaning set forth in Section 1.5(b).

“Home Page Period” has the meaning set forth in Section 1.5(b).

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Knowledge” means, (a) with respect to Seller, the actual knowledge, without any requirement of investigation, of David Nagel, Doreen Yochum, Gabi Schindler, Geraldine McGrath, Patricia Cox, Ira Cook and Craig Horak and (b) with respect to Purchaser, the actual knowledge, without any requirement of investigation, of Edward Colligan, Mary Doyle, Kenneth Wirt, Page Murray, Melissa Cha and Robert Booth.

“License Agreement” means that certain Trademark License Agreement, amended and restated as of September 24, 2003 and made effective as of the effective date of the Tax Free Spin-Off, by and between Seller and the Company. For the absence of doubt, it is understood that the “License Agreement” does not refer to any amendment or restatement thereof concurrent with or following the date of this Agreement.

“Lien” means (a) any mortgage, pledge, security interest, lien, charge, encumbrance, privilege, deposit, easements, reserves, conditional sale contracts, ownership or title retention agreements, equity, claim, option, easement, right of way, right of refusal, encroachment, restrictive covenant, title defect, tenancy, right or restriction on transfer of any nature whatsoever and (b) any arrangement or condition that in substance secures payment or performance of an obligation; provided, however, that in no event shall “Lien” be deemed to include licenses to intellectual property.

“Losses” means any and all fines, liabilities, judgments, claims, losses, costs, expenses, or damages, including in each case, interest, penalties, reasonable attorneys’ fees and costs of investigations and litigation.

“Material Adverse Effect” means with respect to a Party, any material adverse effect on the operations, assets, properties, business, condition (financial or otherwise) or results of operations of such Party, taken as a whole with its Subsidiaries.

“Membership Interests” has the meaning set forth in the Operating Agreement.

“NDA” means that certain Reciprocal Nondisclosure Agreement between Seller and Purchaser effective as of January 25, 2005.

“Operating Agreement” means that certain Operating Agreement of the Company, amended and restated as of September 24, 2003 and made effective as of June 2, 2003, and as further amended effective as of the effective date of the Tax Free Spin-Off and pursuant to the Unit Transfer Consent dated as of the date hereof. For the avoidance of doubt, it is understood that the “Operating Agreement” does not refer to any amendment or restatement thereof following the date of this Agreement.

“Operating System Software” means a computer program for use in a Competitive Device that (a) manages other computer programs and system resources, (b) is or can be used, directly or indirectly, by end user application programs or application enabling programs to request services through a defined API, (c) contains a distinctive User Interface and (d) allows other software to execute without direct interaction with the underlying system hardware.

“Palm.com Site” means the website www.palm.com.

“Palm Domain Names” has the meaning set forth in the License Agreement.

“Palm Marks” has the meaning set forth in the License Agreement.

“PalmOne Brand” has the meaning set forth in the License Agreement.

“PalmOne Home Page Launch” has the meaning set forth in Section 1.5(a).

“PalmOne License” has the meaning set forth in the License Agreement.

“Party” means each of the Company, Purchaser and Seller.

“Permit” means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization or other organization, whether or not a legal entity, or any Governmental Entity.

“Presence Period” has the meaning set forth in Section 1.5(b).

“Products Page Banner” has the meaning set forth in Section 1.5(b).

“Products Page Period” has the meaning set forth in Section 1.5(b).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Representatives” means with respect to each Party, its directors, officers, employees, agents, counsel and auditors.

“SARSLA” means the Second Amended and Restated Software License between Purchaser and Seller executed as of the Closing Date.

“Schedule” means a schedule delivered by Seller and the Company to Purchaser, on the one hand, or Purchaser to Seller, on the other hand, as required under the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller-Controlled Palm Domain Names” means the Palm Domain Names, excluding the PalmSource Controlled Domain Names (as such term is defined in the Amended License Agreement), that Seller owns or controls as of the Closing Date.

“Seller Membership Interests” means 550 Class A Units of the Company.

“Seller Palm.com Site Content” means the Home Page Banner and the Products Page Banner.

“Seller’s Ingredient Mark” has the meaning set forth in Section 6.2.

“Sublicense” means any of Seller’s outbound operating system licenses.

“Sublicensee” means those Persons (other than Seller, Purchaser or the Company) party to a Sublicense.

“Subsidiary” means with respect to a Person, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person, or one or more Subsidiaries of such Person or a combination thereof.

“Tax” or “Taxes” mean all taxes, charges, fees, levies or other like assessments imposed or assessed by any Governmental Entity, including without limitation income, profits, windfall profit, employment (including FICA, Medicare and unemployment insurance), withholding, payroll, franchise, gross receipts, sales, use, transfer, stamp, occupation, real or personal property, ad valorem, value added, premium, and excise taxes, and any other like government charges, and includes all penalties, fines, assessments, additions to tax, and interest resulting from, attributable to, or incurred in connection with such Taxes or any contest or dispute thereof, and any liability for the Taxes of another Person whether by contract, as a transferee, successor or otherwise.

“Tax-Free Spin-Off” means the distribution of common stock (and preferred stock, if any) of Seller or common stock (and preferred stock, if any) of a Person that is a successor to Seller to holders of common stock of Purchaser that was intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

“Tax Indemnitee” has the meaning set forth in Section 4.2(d).

“Tax Indemnitor” has the meaning set forth in Section 4.2(d).

“Tax Return” of a Person means all returns, declarations, reports, estimates, information returns and statements required to be filed with a Governmental Entity by or with respect to that Person in respect of any Taxes.

“Third Party Claim” has the meaning set forth in Section 8.1(a).

“Total Consideration” has the meaning set forth in Section 1.2.

“Unit” means a unit of relative Membership Interest in the Company, which is designated as a “Class A Unit” or a “Class B Unit.”

“User Interface” shall mean a system program that governs the means by which a user of an electronic device or computer interacts with the electronic device or computer, and includes the appearance, position and functionality of the startup screen, program launcher, and other common interface elements such as menus, buttons and dialog boxes, as well as the applications bundled with the system program.

“Variants” means, with respect to any trademark, service mark, trade name or domain name, any and all translations, transliterations, homonyms, symbolic representations, and any variations in stylization and capitalization thereof.

ARTICLE XI

MISCELLANEOUS

11.1 Dispute Resolution. Any Dispute will be initiated upon written notice to the other Party in the Dispute. Any Dispute will be resolved, subject to Section 11.13, in the following manner:

(a) First, an appropriate senior executive (e.g., senior vice president level or above) of each Party to the Dispute, each of whom shall have the authority to resolve any such Dispute for their respective companies shall promptly meet to discuss and attempt to resolve the Dispute within five (5) Business Days after the date of the receipt of notice of the Dispute.

(b) If the Dispute is not resolved during that time by the senior executives pursuant to Section 11.1(a), and if the Party initiating the Dispute wishes to pursue its rights relating to such Dispute, then such Dispute will be submitted to the CEOs or acting CEOs of each Party to the Dispute, who will promptly meet and attempt to resolve such Dispute within ten (10) calendar days after the date of the initial meeting between such CEOs or acting CEOs.

(c) Upon the expiration of the time period set forth in Section 11.1(b), if the Dispute has not been resolved, and unless the Party initiating the Dispute does not wish to pursue its rights relating to such Dispute, then such Dispute will be automatically submitted to mediation. The mediation will be conducted in Santa Clara, San Mateo or San Francisco counties by a single mediator from JAMS. The mediator shall be selected by the Parties to the Dispute by mutual agreement. If mutual agreement is not reached, the mediator shall be selected pursuant to the rules for selection of arbitrators in the JAMS Comprehensive Arbitration Rules and Procedures. The mediator shall have thirty (30) days from the submission to mediation to attempt to resolve such Dispute.

(d) If the Dispute is not resolved within thirty (30) days of its initiation pursuant to Section 11.1(c), and if the party initiating the Dispute wishes to pursue its rights relating to such Dispute, then such Dispute will be submitted to final and binding arbitration as follows: (i) arbitration will be held in Santa Clara County, California, in accordance with the JAMS Comprehensive Arbitration Rules and Procedures and the arbitration will be conducted by a single arbitrator selected by mutual agreement, provided that if mutual agreement is not reached, the arbitrator shall be selected from the JAMS “Bay Area Intellectual Property” list (exclusive of the mediator) pursuant to the JAMS Comprehensive Arbitration Rules and Procedures; (ii) the decision of the arbitrator will be final and non-appealable (other than for fraud) and may be enforced in any court of competent jurisdiction; (iii) the use of any mediation or other “alternative dispute resolution” procedures shall not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of any Party to the Dispute; (iv) the arbitration award shall be issued within thirty (30) days of the final submission of the matter to the arbitrator, and in all events within six (6) months of the initiation of the arbitration; (v) discovery shall be allowed only pursuant to Rule 17 of the JAMS Comprehensive Arbitration Rules and Procedures; and (vi) the costs and expenses of the mediator and arbitrator and any other costs, fees and expenses (including attorneys’ and experts’ fees) relating to any mediation and arbitration under this Section 11.1 shall be paid by the non-prevailing Party in the arbitration.

11.2 Amendments. This Agreement may not be amended or modified except by a written instrument executed by each of the Parties.

11.3 Assignment. None of the Parties may assign this Agreement or its rights or obligations hereunder to any third party without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 11.3 shall be void.

11.4 Notices. All notices or communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telefax or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or telefaxed, or if mailed, three days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows (or such other address as such Party may designate in writing):

If to Seller:

PalmSource, Inc.

1188 E. Arques Avenue

Sunnyvale, CA 94085-4602

Attention: CEO

Facsimile: (408) 400-1590

with copies to:

PalmSource, Inc.

1188 E. Arques Avenue

Sunnyvale, CA 94085-4602

Attention: Legal Department

Facsimile: (408) 400-1590

and

Howard Rice Nemerovski Canady Falk & Rabkin

Three Embarcadero Center, Seventh Floor

San Francisco, CA 94111

Attention: Deborah Marshall, Esq.

Facsimile: (415) 217-5910

If to Purchaser:

palmOne, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention: CEO

Facsimile: (408) 503-8280

with copies to:

palmOne, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention: General Counsel

Facsimile: (408) 503-8280

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Bradley L. Finkelstein, Esq.

Facsimile: (650) 493-6811

11.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

11.8 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined include the plural as well as the singular, and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

11.9 Entire Agreement. This Agreement and the Amended License Agreement, together with the Schedules and Exhibits attached hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof. This Agreement and the Amended License Agreement supersede all prior agreements among the Parties with respect to the subject matter hereof. The Parties agree that execution of this Agreement constitutes affirmative consent by both a Supermajority in Interest and a Majority in Interest with respect to the Members and the Board (all as defined in the Operating Agreement) under the Operating Agreement and waiver of any conflicts under the Operating Agreement for all actions taken in furtherance of the transactions contemplated hereby.

11.10 Expenses. Except as specifically set forth herein, each Party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

11.11 No Third Party Beneficiaries. Except for Article VIII, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.12 Confidentiality. The Parties hereby agree that the terms and conditions set forth in the NDA with respect to the use and treatment of Information (as defined in the NDA) of any other Party shall apply with respect to any Information disclosed by any other Party or its

Representatives (as defined in the NDA) in connection with this Agreement and the terms of this Agreement, and that the terms of the NDA are incorporated herein by reference; provided, however, that (a) the term “Purpose” as used in connection with this Agreement shall mean the fulfillment by any Party of its obligations, or the exercise by such Party of its rights, under this Agreement, (b) this Agreement may be filed with the Securities and Exchange Commission if so required pursuant to applicable law, and (c) the obligations of confidentiality of each Party with respect to any Information disclosed by any other Party or its Representatives shall survive termination (if any) of this Agreement. For the avoidance of doubt, the provisions contained in Section 7.0 of the NDA shall not apply following the execution of this Agreement and the Standstill Period (as defined in the NDA) shall expire in accordance with its terms. The Parties shall cooperate with each other with respect to all public communications, including regulatory filings, concerning the disclosure of another party’s Information, this Agreement or the transactions contemplated hereby.

11.13 Specific Performance; Injunctive Relief.

(a) The Parties acknowledge that there may be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, subject to Section 11.13(b), in addition to the remedies set forth in Section 8.5, and without being required to go through the procedures set forth in Section 11.1 prior to making a claim for specific performance or equitable relief, each Party shall have the right to seek to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such Party at law or in equity.

(b) Purchaser and the Company acknowledge and agree that any breach of their obligations under Section 6.1 of this Agreement may result in irreparable harm to Seller that cannot be reasonably or adequately compensated in damages, and that Seller will be entitled to seek injunctive and/or equitable relief to prevent such a breach and to secure enforcement thereof. Purchaser and the Company acknowledge and agree that, in the event Seller seeks injunctive and/or equitable relief alleging a breach of Section 6.1 by Purchaser or the Company, neither Purchaser nor the Company shall claim that its alleged actions do not constitute irreparable harm. For the avoidance of doubt, Purchaser and the Company may in their defense assert (i) that Seller fails to prove a likelihood of success on the merits; and (ii) except as precluded by the previous sentence, any other claim, counterclaim or defense. Purchaser and the Company acknowledge and agree that Seller shall not be required to post a bond in connection with Seller seeking injunctive and/or equitable relief based on any alleged breach of Section 6.1 by Purchaser or the Company. Purchaser, the Company and Seller acknowledge and agree that, in the event that Seller prevails in its claim for injunctive and/or equitable relief based on a breach of Section 6.1 by Purchaser or the Company, Seller’s injunctive and equitable remedy shall be the right to (A) immediately stop Purchaser and the Company from distributing a Competitive Product that violates Section 6.1 and (B) require Purchaser and Company to recall from its distributors, resellers and customers (other than end-users, either individuals or enterprise customers) a Competitive Product that violates Section 6.1.

(c) Any claim pursuant to this Section 11.1 will be subject to the exclusive jurisdiction of the state and federal courts in Santa Clara County, California, and each Party hereby irrevocably consents to the exclusive personal jurisdiction thereof and agrees to service of process by such courts with respect to such claims.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written by the duly authorized representatives of the parties hereto.

PALMSOURCE, INC.

By:	/s/ Doreen Yochum
Name:	Doreen Yochum
Title:	Chief Administrative Officer

PALM TRADEMARK HOLDING COMPANY, LLC

By:	/s/ Doreen Yochum
Name:	Doreen Yochum
Title:	President

PALMONE, INC.

By:	/s/ Mark Bercow
Name:	Mark Bercow
Title:	Senior Vice President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Execution Copy

Schedule 1.2

Purchaser shall make the payments set forth below to Seller by wire transfer to the account designated in writing by Seller.

Payment Amount	Date Payable
$7,500,000 USD	Closing Date
$7,500,000 USD	1st Anniversary of Closing Date
$7,500,000 USD	2nd Anniversary of Closing Date
$3,750,000 USD	3rd Anniversary of Closing Date
$3,750,000 USD	6 months after the 3rd Anniversary of Closing Date